Exhibit L-2

                          Niagara Mohawk Holdings, Inc.
                         And Its Subsidiary Companies/1
                              As of January 1, 2002

1. Niagara Mohawk Holdings, Inc. ("NiMo") is a New York corporation and a public utility holding company exempt under Section 3(a)(1) of the Act by Commission order./2

   1.1 Niagara Mohawk Power Company ("Niagara Mohawk") is a New York electric and gas public utility. For the twelve months ended April 30, 2001, Niagara Mohawk provided electric service and sold, distributed and transported natural gas to (on average) 1,535,135 electric and 546,835 gas customers in eastern, central, northern and western New York State. Niagara Mohawk provides electric service to the cities of Buffalo, Syracuse, Albany, Utica, Schenectady, Niagara Falls and Troy. As of March 31, 2001, Niagara Mohawk had approximately 50,412 miles of electric transmission and distribution lines.

      1.1.1 NM Uranium, Inc., a Texas corporation, has a 50% interest/3 in certain uranium mining operations in the State of Texas.

      1.1.2 NM Properties, Inc., a New York corporation, manages real property formerly owned by Niagara Mohawk. NM Properties, Inc. wholly owns the following subsidiary real estate development companies: Hudson Pointe, Inc., Land Management & Development, Inc., Landwest, Inc., Moreau Park, Inc., Riverview, Inc., Salmon Shores, Inc., Upper Hudson Development, Inc., Arbuckle Acres, Inc. and OproprCo., Inc.

      1.1.3 NM Receivables LLC, a New York limited liability company, is a single-purpose, financing subsidiary that purchases and resells Niagara Mohawk's customer receivables, including accrued unbilled revenues. NM Receivables LLC is over 99.99% owned by Niagara Mohawk and is also owned by NM Receivables Corp. II.

      1.1.4 NM Receivables Corp. II, a New York corporation, manages NM Receivables LLC.

   1.2 Opinac North America, Inc. is a Delaware holding company engaged through its subsidiaries in unregulated activities in the energy industry and is a holding company over a Canadian utility that will certify as a FUCO under Section 33 of the Act concurrent with the consummation of the Merger.

      1.2.1 Opinac Energy Corp. ("Opinac Energy") is a corporation that owns a portfolio of cash equivalent securities and an interest in Canadian Niagara Power Company Limited.

         1.2.1.1 Canadian Niagara Power Company Limited ("CNP Limited"), a Ontario corporation, in which Opinac Energy has a 50% interest,/4 will certify as a FUCO concurrent with the consummation of the Merger. CNP Limited is a public utility company based in Ontario, Canada that generates electricity and supplies and markets energy and energy services in Ontario. CNP Limited also sells electricity that is surplus to its Ontario needs into the New York market, principally into the market run by the NYISO. CNP Limited owns and operates the William B. Rankine Generating Station, a 74.6 MW hydroelectric plant located on the Canadian side of the Niagara River at Niagara Falls. Opinac Energy was granted an exemption by Commission order under Section 3(a)(5) of the Act with respect to its interest in CNP Limited./5

            1.2.1.1.1 Canadian Niagara Power Inc. ("CNP Inc.") ,a Ontario
                      corporation, distributes electricity to residential, commercial and industrial customers in Fort Erie, Ontario. CNP Inc. has an international electric interconnection with Niagara Mohawk that provides back-up power in the event of an outage at Niagara Falls. CNP Inc. also has a 25 hertz transmission line that interconnects the 25 hertz grid in Niagara Falls, Ontario, with the Niagara Mohawk system in Buffalo, N.Y. CNP Inc. serves approximately 14,600 customers with 44 employees, 32 km of transmission lines and 900 km of distribution lines. CNP Limited is licensed by the Ontario Energy Board ("OEB"), and its operations are subject to compliance with the terms of its licenses. On July 19, 2001, CNP Limited, CNP Inc., the City of Port Colborne, Ontario and Port Colborne Hydro, Inc. ("Port Colborne Hydro"), a distribution utility, signed an agreement for CNP Inc. to lease the electric distribution business of Port Colborne Hydro. The agreement is subject to OEB approval before closing.
                      Under the terms of the 10-year deal, CNP Inc. will receive all revenues from Port Colborne Hydro in exchange for assuming responsibility for the operations of the business. The City of Port Colborne will receive lease payments from CNP Inc. CNP Inc. will finance and own all capital additions and will hold an option to purchase the business for a predetermined fair market value at the end of the 10-year term. Port Colborne is located on the north shore of Lake Erie at the entrance to the Welland Canal. The utility serves approximately 9,000 customers within the City of Port Colborne.

            1.2.1.1.2 Westario Power Holdings Inc., a Ontario corporation, is a nonutility holding company in which Canadian Niagara Power Company Ltd. has a 10% interest.

                  1.2.1.1.2.1 Westario Power Inc., a Ontario corporation, is an electric distribution utility that serves 20,000 customers in the counties of Bruce, Grey and Huron, Ontario.

                  1.2.1.1.2.2 Westario Power Services Inc., a Ontario
                              corporation, markets and sells associated products and services related to Westario Power Inc.'s business.

            1.2.1.1.3 Rideau St. Lawrence, a Ontario corporation, is a nonutility holding company in which Canadian Niagara Power Company Ltd. has a 10% interest.

               1.2.1.1.3.1 Rideau St. Lawrence Distribution Inc., a Ontario
                           corporation, is an electric distribution utility that serves 6,000 customers in the counties of Leeds-Grenville and Stormont-Dundes, Ontario.

               1.2.1.1.3.2 Rideau St. Lawrence Utilities Inc., a Ontario
                           corporation, provides human resources and asset services to Rideau St. Lawrence Distribution Inc. and Reideau St. Lawrence Services Inc.

               1.2.1.1.3.3 Rideau St. Lawrence Services Inc., a Ontario
                           corporation, provides operational services to Rideau St. Lawrence Distribution Inc.

            1.2.1.2.2 1161557 Ontario Inc., a Ontario corporation, is inactive.

            1.2.1.2.3 Ziegler Energy Demands Inc., a Ontario corporation, is inactive.

      1.2.2 Telergy, Inc., an exempt telecommunications company under Section 34 of the Act and a New York corporation, in which Opinac North America, Inc. holds an 18% stake, has filed for bankruptcy and is in liquidation.

      1.2.3 eVionyx, Inc. (formerly EVonyx, Inc.), an exempt telecommunications company under Section 34 of the Act and a Delaware corporation, in which Opinac North America, Inc. holds a 16% stake, is a research and development company that has developed and intends to commercialize new fuel cell and battery technology.

      1.2.4 Niagara Mohawk Energy, Inc. ("NM Energy"), a Delawrae corporation, is an energy marketing and services company.

         1.2.4.1 Telergy Central LLC ,an exempt telecommunications company under
                 Section 34 of the Act and Delaware corporation, has filed for bankruptcy and is in liqudiation.

         1.2.4.2 Direct Global Power, a Delaware corporation, is engaged in the business of photovoltaics.

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1 All subsidiaries are wholly owned unless otherwise noted.

2 Niagara Mohawk Holdings, Inc., Holding Co. Act Release No. 26986 (March 4,
1999).

3 The remaining 50% interest is owned by USX Corp., an unaffiliated company.

4 The remaining 50% of CNP Limited is owned by Fortis Inc.

5 Opinac Energy Corporation, Holding Co. Act Release No. 25632 (September 16,
1992). The order states that "[a]lthough Opinac was not incorporated until 1982, the affiliation between CNP and Niagara Mohawk predates the passage of the Act. The Commission considered, but did not expressly pass upon, retention of the foreign utility in the section 11 reorganization proceedings involving Niagara Mohawk's predecessors in interest. See, e.g., Niagara Hudson Power Corp., 16 S.E.C. 139, 170 n. 46 (1944) (citing the domestic company's "substantial dependence upon the receipt of electric energy from Canadian sources"); The United Corp., 32 S.E.C. 378, 396 (1951) (foreign operations "related" to Niagara Mohawk's domestic utility business)." See also, In the Matter of Niagara Mohawk Power Corp., The Niagara Falls Power Co., Holding Co. Act Release No. 10130 (October 4, 1950) (noting in its order approving the merger of Niagara Mohawk with The Niagara Falls Power Co. that CNP would be directly transferred to Niagara Mohawk).